IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
     FOR IMMEDIATE RELEASE
          IMAX CORPORATION REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
HIGHLIGHTS

-	Company generates operating income of $2.5 million, a $5.3 million improvement over last year

-	Combination of the Company’s cash position, available credit and operating cash flows to provide necessary funding of digital projection system roll-out

-	Third quarter represents the beginning of IMAX’s digital era: 14 new joint revenue sharing digital systems installed in the quarter, 35 installed to date and on track to install approximately 45 digital systems by year-end

-	Adds Academy Award® winning director James Cameron’s highly anticipated 3D epic, Avatar to 2009 film slate

-	IMAX version of Warner Brother’s blockbuster hit, The Dark Knight planned for re-release January 2009
TORONTO — November 6, 2008 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported improved year-over-year financial results, that its digital projection system roll-out is on track and that it continues to add to its future film slate. The Company generated operating income of $2.5 million in the third quarter, which represents a $5.3 million increase compared to the prior year period’s operating loss of $2.8 million, and significant improvement on a sequential basis compared to the first half of 2008. The Company’s net loss per share of $0.05 for the third quarter of fiscal 2008 represents an improvement as compared to a net loss of $0.19 per share for the third quarter of fiscal 2007, and as compared to recent quarters. At the end of the quarter, the Company’s cash position was $37.6 million, compared to cash and short-term investments of $16.9 million as of December 31, 2007, and $18.2 million as of September 30, 2007.
IMAX Co-Chairmen and Co-CEOs Richard L. Gelfond and Bradley J. Wechsler commented, “Our digital transition is progressing as anticipated and we believe the seeds of our financial turnaround are beginning to take root. During the quarter, we feel we demonstrated that the key drivers of our business — our transition to digital, our transition to a recurring cash flow joint revenue sharing model and our ability to finance the roll-out of our digital systems — are fundamentally on track. In a difficult environment, we delivered improved financial results, which primarily reflect the strength of The Dark Knight: The IMAX Experience, coupled with operating expenses that were flat versus last year. We are encouraged by our third quarter performance, we believe we have the necessary funding to continue to roll-out our digital theatre systems, our future film slate is strong and we continue to expect profitability in 2009.”

During the quarter, the Company officially commenced the roll out of its IMAX digital system technology, as scheduled, with the successful delivery and installation of 14 digital projection systems at AMC Entertainment Inc. theatres across key markets such as New York, Washington DC, Baltimore, Philadelphia, Florida and Kansas City. Additional markets, such as Los Angeles and Houston, have opened subsequent to quarter-end and the Company’s first digital projection systems under its joint revenue sharing agreement with Regal Cinemas were installed in October. Thirty-five digital systems are currently installed and the Company is on track for approximately 45 digital systems to be in operation by year-end. Through the third quarter, the Company has signed contracts for 207 IMAX digital theatre systems, all in the past 20 months. Reflecting only those scheduled installations already in backlog, the Company estimates having between 115 and 125 joint revenue sharing systems in operation at the end of 2009.
Messrs. Gelfond and Wechsler continued, “The third quarter marked the beginning of our digital era. While still very early, we are encouraged by all aspects of the performance of our new IMAX digital systems: box office revenue generation, reliability, operational efficiency and consumer acceptance. The advent of IMAX digital eliminates high film print costs incurred by the studios and provides lower installation costs for exhibitors, allowing for greater programming flexibility. With digital we will have the ability to show 10 to 12 major studio releases per year, as opposed to six to eight historically, which should translate into higher revenue and greater per-theatre profitability.”
Turning to third quarter financial results, for the three months ended September 30, 2008, total revenues increased 13.2% to $33.5 million, as compared to $29.6 million reported for the prior year period.
•	Systems revenue was $14.1 million versus $14.9 million in the prior year period. The Company installed 18 theatre systems in the third quarter, compared to six in the third quarter last year. Of the 18 installations, 14 were under joint revenue sharing arrangements for which the Company does not recognize revenue on installation but rather over time and one was an operating lease.
•	Film revenue increased to $13.0 million during the third quarter of 2008 versus $9.5 million in the third quarter of 2007. This included IMAX DMR® revenues of $9.2 million compared to $6.2 million in the prior year period.
•	Theatre operations and other revenue was $6.3 million in the third quarter of 2008, compared to $5.1 million in the third quarter of 2007.
In June, the Company released DreamWorks Animation’s Kung Fu Panda: The IMAX Experience, which grossed $3.8 million in IMAX® theatres worldwide in the third quarter and $12.2 million to date. In July, the Company released Warner Brothers Pictures’ The Dark Knight: The IMAX Experience which has grossed $60.2 million in IMAX theatres worldwide as of quarter end and $62.1 million worldwide to date, for a box office per screen average in IMAX of $410,000. On September 26, the Company released DreamWorks Pictures’ Eagle Eye: The IMAX Experience which has grossed $6.7 million worldwide in IMAX theatres to date.
“Our third quarter film performance was led by the worldwide strength of The Dark Knight, which featured visionary director Chris Nolan’s groundbreaking use of IMAX cameras. Audiences filled IMAX theatres to see this terrific film, and many came back more than once to see the IMAX version again. In a difficult macro-economic environment, the IMAX release of Eagle Eye has indexed in line with our historical average, demonstrating that consumers continue to visit their local multiplexes and continue to pay a premium for The IMAX Experience®.”
Selling, general and administrative expenses were relatively flat to last year at $10.5 million in the third quarter compared to $10.3 million in the same period a year ago. Research and development costs were $1.6 million in the third quarter of 2008, flat as compared the third quarter of 2008.

The Company remains confident that the combination of its cash position, available credit, and operating cash flows will provide for the necessary funding of its joint revenue sharing digital projection systems. As mentioned above, as of September 30, 2008, the Company’s cash position was $37.6 million compared to cash and short-term investments of $16.9 million as of December 31, 2007, and $18.2 million as of September 30, 2007. The Company’s increased cash position includes the private placement of approximately 2.73 million common shares in May of this year at market prices, and resulting proceeds of approximately $18.0 million. In addition, the Company’s cash position reflects the conservative and strategic decision to draw $20.0 million of its credit facility during the quarter. The Company has access to another $10.0 million on its credit facility, in accordance with its senior notes and its credit facility.
Offsetting the Company’s cash position was an approximate $6.0 million investment in the quarter related to equipment purchases for its joint revenue sharing digital projection systems and $9.6 million for the nine month period, which is on plan.
The Company signed agreements for 11 IMAX theatre systems in the third quarter of fiscal 2008 compared to agreements for 18 IMAX theatre systems in the third quarter of 2007. At the end of the third quarter, the Company’s backlog consisted of 238 theatre systems compared to 90 theatre systems in backlog at the end of last year’s third quarter. Included in the 2008 and 2007 system backlog totals were 132 and seven joint revenue sharing arrangements, respectively, for which there is no assigned backlog value.
“Exhibitor interest in our joint revenue sharing model continues, evidenced by our healthy level of signings in the quarter. At the end of the third quarter, 26 IMAX theatres were operating under the JV model, compared to nine last year. Our joint revenue sharing business model makes it significantly more affordable and less capital intensive for exhibitors to be in the IMAX business while potentially driving greater recurring revenue into our business. Joint revenue sharing systems that have been open for over a year are currently generating initial rates of return of approximately 40% even before taking film revenue into consideration,” said Messrs. Gelfond and Wechsler.
Regarding its remaining 2008 film slate, IMAX has partnered with DreamWorks Animation to release Madagascar: Escape 2 Africa: The IMAX Experience, for an approximate five-week run beginning tomorrow, which will be followed by Twentieth Century Fox’s The Day the Earth Stood Still: The IMAX Experience, which will be released on December 12, 2008.
The Company also announced this morning that it has reached agreement on material terms with Twentieth Century Fox to release the highly anticipated 3D motion picture Avatar, directed by Academy Award® winner James Cameron, on December 18, 2009. The film seeks to revolutionize live-action 3D moviemaking, and Cameron’s style of epic big-screen storytelling should be well suited to IMAX screens. Avatar marks Cameron’s return to Hollywood feature directing since helming 1997’s Titanic, the highest grossing film of all time and winner of eleven Oscars, including Best Picture. In addition, on January 23rd, the Company plans to re-release Warner Brothers’ blockbuster hit The Dark Knight in its IMAX film and digital theatres.
Messrs. Gelfond and Wechsler commented, “Our film slate is the fuel that drives our go-forward business model. We are very pleased with how 2009 is coming together and to be adding these two great films to our slate. Interest from studios and filmmakers in featuring major Hollywood releases in IMAX is at unprecedented levels, putting us on track to show at least nine films next year. We believe that the economics of being in the IMAX business are compelling to studios and to exhibitors, and that our history of strong box office performance, our ability to command a price premium and our brand becoming known for ‘event-type’ movie-going are all contributing to IMAX becoming a key element of many studios’ distribution strategies.”
The Company will host a conference call this morning at 8:30 AM ET. To access the call via phone, interested parties should dial (866) 322-8032 approximately 10 minutes before it begins. International callers should dial (416) 640-3406. A recording of the call will be available by dialing (888) 203-1112 or (647) 436-0148. The code for both the live call and the replay is 3247636. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Company Info’ and then ‘Investor Relations.’

About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in digital and film-based motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2008, there were 320 IMAX theatres operating in 42 countries.
IMAX®, IMAX® 3D, IMAX DMR®, IMAX® MPX®, and The IMAX Experience® are trademarks of IMAX Corporation. More information on the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include ongoing discussions with the SEC and OSC relating to their ongoing inquiries and the Company’s accounting, the performance of films, the signing of theatre system agreements, the viability of new technologies, businesses and products, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, risks arising from potential material weaknesses in internal control over financial reporting and fluctuations in foreign currency and in the large format, general commercial exhibition and out-of-home entertainment markets. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Rogers & Cowan, Los Angeles	Sloane & Company, New York
Elliot Fischoff/Jason Magner	Whit Clay
310-854-8128	212-446-1864
jmagner@rogersandcowan.com	wclay@sloanepr.com

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenues
Equipment and product sales	$7,154	$7,871	$18,089	$21,727
Services	22,702	17,736	50,515	50,977
Rentals	2,532	2,003	5,712	4,960
Finance income	1,079	1,208	3,234	3,576
Other	—	750	611	2,289

	33,467	29,568	78,161	83,529

Cost of goods sold, services and rentals
Equipment and product sales	4,097	5,356	10,028	13,113
Services	12,655	13,717	33,619	34,759
Rentals	1,691	613	3,388	1,904
Other	—	31	98	50

	18,443	19,717	47,133	49,826

Gross margin	15,024	9,851	31,028	33,703
Selling, general and administrative expenses	10,510	10,255	34,149	31,725
Research and development	1,619	1,563	6,155	4,180
Amortization of intangibles	119	129	389	406
Receivable provisions net of recoveries	265	718	1,114	693

Income (loss) from operations	2,511	(2,814)	(10,779)	(3,301)
Interest income	82	194	282	647
Interest expense	(4,471)	(4,341)	(13,307)	(12,965)

Loss from continuing operations before income taxes	(1,878)	(6,961)	(23,804)	(15,619)
Provision for income taxes	(229)	(383)	(755)	(810)

Loss from continuing operations	(2,107)	(7,344)	(24,559)	(16,429)
Loss from discontinued operations	—	(178)	—	(369)

Net loss	$(2,107)	$(7,522)	$(24,559)	$(16,798)

Loss per share
Loss per share — basic & diluted:
Net loss from continuing operations	$(0.05)	$(0.18)	$(0.58)	$(0.41)
Net loss from discontinued operations	—	(0.01)	—	(0.01)

Net loss	$(0.05)	$(0.19)	$(0.58)	$(0.42)

Other comprehensive income (loss) consists of:
Actuarial gain resulting from pension amendment (net of tax provision of $nil)	$—	$—	$—	$997
Amortization of prior service credits (net of tax provision of $17 and $75 for the three months ended September 30, 2008 and 2007, respectively, and $50 and $224 for the nine months ended September 30, 2008 and 2007, respectively)	(45)	(162)	(136)	(488)

	$(45)	$(162)	$(136)	$509

Weighted average number of shares outstanding (000’s):
Weighted average number of shares used in computing basic loss per share	43,438	40,310	42,026	40,294

Weighted average number of shares used in computing diluted loss per share	43,438	40,310	42,026	40,294

Additional disclosure:
Depreciation and amortization [1]	$4,523	$6,539	$12,799	$12,794

(1)	Includes $0.4 million and $1.1 million of amortization of deferred financing costs charged to interest expense for the three months and nine months ended September 30, 2008 (September 30, 2007 — $0.3 million and $0.9 million)

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars)

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$37,651	$16,901
Accounts receivable, net of allowance for doubtful accounts of $3,078 (2007 — $3,045)	25,213	25,505
Financing receivables	57,183	59,092
Inventories	19,052	22,050
Prepaid expenses	2,917	2,187
Film assets	3,178	2,042
Property, plant and equipment	36,705	23,708
Other assets	15,048	15,093
Goodwill	39,027	39,027
Other intangible assets	2,310	2,377

Total assets	$238,284	$207,982

Liabilities
Bank indebtedness	$20,000	$—
Accounts payable	16,759	12,300
Accrued liabilities	64,544	61,967
Deferred revenue	67,508	59,085
Senior Notes due 2010	160,000	160,000

Total liabilities	328,811	293,352

Commitments and contingencies
Shareholders’ deficiency
Capital stock common shares — no par value. Authorized — unlimited number.
Issued and outstanding — 43,462,297 (2007 — 40,423,074)	141,505	122,455
Other equity	4,576	4,088
Deficit	(237,966)	(213,407)
Accumulated other comprehensive income	1,358	1,494

Total shareholders’ deficiency	(90,527)	(85,370)

Total liabilities and shareholders’ deficiency	$238,284	$207,982

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
(unaudited)
The Company has six reportable segments identified by category of product sold or service provided: IMAX systems; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases and maintains IMAX theater projection system equipment. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment owns and operates six IMAX theaters.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenue
IMAX systems	$14,133	$14,940	$37,188	$42,042
Films
Production and IMAX DMR	9,174	6,246	14,580	14,640
Distribution	2,412	2,548	7,472	8,649
Post-production	1,433	744	4,955	3,290
Theater operations	5,527	4,132	11,520	12,442
Other	788	958	2,446	2,466

Total	$33,467	$29,568	$78,161	$83,529

Gross margins
IMAX systems	$6,989	$7,265	$19,048	$22,907
Films
Production and IMAX DMR	6,282	290	6,012	4,218
Distribution	538	1,223	2,658	3,521
Post-production	355	295	2,740	1,529
Theater operations	809	440	307	1,283
Other	51	338	263	245

Total	$15,024	$9,851	$31,028	$33,703

	September 30,	December 31,
	2008	2007
Assets
IMAX systems	$182,341	$164,588
Films
Production and IMAX DMR	32,837	26,073
Distribution	6,416	5,239
Post-production	10,697	5,094
Theater operations	3,178	3,733
Other	2,815	3,255

Total	$238,284	$207,982